Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show the condensed combined financial information for each of FirstSun and HomeStreet, as well as unaudited pro forma condensed combined financial information for FirstSun and HomeStreet reflecting the mergers, as of and for the year ended December 31, 2023 and pro forma adjustments described in the accompanying notes. Except as otherwise noted in the footnotes to the table, (a) the financial information included under the “FirstSun Historical” column is derived from the audited financial statements of FirstSun as of and for the year ended December 31, 2023, and (b) the financial information included under the “HomeStreet Historical” column is derived from the audited financial statements of HomeStreet as of and for the year ended December 31, 2023, each of which are incorporated by reference into this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from FirstSun’s audited financial statements as of and for the year ended December 31, 2023 to give effect to the mergers and the estimated acquisition accounting adjustments resulting from the mergers. The pro forma adjustments reflect transaction accounting adjustments related to the transaction and significant financing adjustments upon the closing of the transaction, both of which are discussed in further detail below. Amounts presented in the “Transaction Adjustments” column reflect the accounting for acquisition of HomeStreet by FirstSun. Amounts presented in the “Financing Adjustments” column represent additional transactions FirstSun and the combined company will undertake to issue additional equity, divest certain investments, and reduce debt. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 in the table below is presented as if the mergers occurred on December 31, 2023, and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 is presented as if the mergers occurred on January 1, 2023. You should read such information in conjunction with FirstSun’s and HomeStreet’s consolidated financial statements as of and for the year ended December 31, 2023 and related notes, each of which are included elsewhere in this proxy statement/prospectus, as well as the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income.
The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial position and results of the combined company had the companies actually been combined as of December 31, 2023 and at the beginning of the period presented. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, and changes in market conditions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The pro forma condensed combined income statement does not include estimated merger and integration costs expected to be incurred in conjunction with the mergers. See Note 4 accompanying the pro forma condensed combined financial information for additional information regarding merger and integration costs.
In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the mergers.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2023

(in thousands)	FirstSun Historical	HomeStreet Historical	Transaction Adjustments	Notes	Financing Adjustments	Notes	Pro Forma FirstSun and HomeStreet
Assets
Cash and equivalents	$479,362	$215,664	$(14,600)	A	$—		$680,426
Investment securities	553,740	1,278,268	—		(370,000)	B	1,462,008
Loans held-for-sale	54,212	19,637	—		—		73,849
Loans	6,267,096	7,422,904	(432,223)	C	—		13,257,777
Allowance for credit losses	80,398	40,500	40,988	D	—		161,886
Net loans	6,186,698	7,382,404	(473,211)		—		13,095,891
Mortgage servicing rights	76,701	104,236	5,130	E	—		186,067
Premises and equipment, net	84,842	53,582	(5,000)	F	—		133,424
Goodwill	93,483	—	—		—		93,483
Other intangible assets	10,984	9,641	88,159	G	—		108,784
Other assets	339,702	329,018	69,786	H	707	I	739,213
Total assets	$7,879,724	$9,392,450	$(329,736)		$(369,293)		$16,573,145
Liabilities and stockholders’ equity
Total deposits	$6,374,103	$6,763,378	$(2,378)	J	$—		$13,135,103
Borrowings	489,474	1,969,766	(88,314)	K	(541,427)	L	1,829,499
Other liabilities	138,950	120,919	—		—		259,869
Total liabilities	7,002,527	8,854,063	(90,692)		(541,427)		15,224,471
Stockholders' equity
Preferred Stock	—	—	—		—		—
Common Stock, $0.0001 par value	2	229,889	(229,888)	M	1	N	4
Additional paid-in capital	462,680	—	295,318	O	174,499	P	932,497
Retained earnings	457,522	395,357	(391,333)	Q	(2,366)	R	459,180
Accumulated other comprehensive loss, net	(43,007)	(86,859)	86,859	S	—		(43,007)
Total stockholders' equity	877,197	538,387	(239,044)		172,134		1,348,674
Total liabilities and stockholders’ equity	$7,879,724	$9,392,450	$(329,736)		$(369,293)		$16,573,145

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2023

(in thousands, except per common share amounts)	FirstSun Historical	HomeStreet Historical	Transaction Adjustments	Notes	Financing Adjustments	Notes	Pro Forma FirstSun and HomeStreet
Interest income
Interest and fees on loans	$385,637	$341,255	$84,000	T	$—		$810,892
Interest on securities and other	28,047	58,488	13,359	U	(14,282)	V	85,612
Total interest income	413,684	399,743	97,359		(14,282)		896,504
Interest expense
Deposits	101,355	137,920	2,378	W	—		241,653
Borrowings	18,898	95,070	15,923	X	(25,338)	Y	104,553
Total interest expense	120,253	232,990	18,301		(25,338)		346,206
Net interest income	293,431	166,753	79,058		11,056		550,298
Provision for credit losses	18,247	(441)	12,223	Z	—		30,029
Net interest income after provision for credit losses	275,184	167,194	66,835		11,056		520,269
Noninterest income	79,092	41,921	(1,026)	AA	—		119,987
Noninterest expense	222,793	241,872	13,477	AB	—		478,142
Bargain purchase gain	—	—	25,638	AC	—		25,638
Income before income taxes	131,483	(32,757)	77,970		11,056		187,752
Income tax expense	27,950	(5,249)	12,036	AD	2,543	AD	37,280
Net income	$103,533	$(27,508)	$65,934		$8,513		$150,472

Earnings per common share
Basic	$4.15	$(1.46)					$3.87
Diluted	$4.08	$(1.46)					$3.82

Weighted average basic shares	24,938	18,783	(10,274)	AE	5,385	AF	38,832
Weighted average diluted shares	25,387	18,783	(10,274)	AE	5,467	AF	39,363

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF INCOME
Note 1 – Basis of Presentation
The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving FirstSun and HomeStreet under the acquisition method of accounting with FirstSun treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial position and results of the combined companies had the companies actually been combined as of December 31, 2023 and at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of HomeStreet, as of the effective date of the merger, will be recorded by FirstSun at their respective fair values and the excess of the fair value of HomeStreet net assets over the merger consideration will be reflected within the statement of income as a bargain purchase gain.
The merger, which is currently expected to be completed in the middle of 2024, provides that HomeStreet shareholders will receive 0.4345 shares of FirstSun common stock for each share of HomeStreet common stock they hold immediately prior to the merger. The value of the merger consideration to HomeStreet of $35.00 per share used herein reflects the last reported sale price of FirstSun common stock (OTCQX: FSUN) on March 5, 2024.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments will include, but not be limited to, changes in (i) HomeStreet’s balance sheet and operating results through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the fair value of shares of FirstSun on the date the merger becomes effective varies from the estimated fair value of $35.00 per share used herein; (iii) total merger related expenses from amounts included herein; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.
Note 2 – Preliminary Purchase Price Allocation
The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the fair value of net assets acquired, net of deferred taxes over the purchase price, is reflected within the statements of income as a bargain purchase gain. Estimated fair value adjustments included in the pro forma condensed combined financial statements are based upon available information and certain assumptions considered reasonable and may be revised as additional information becomes available.
Core deposit intangible assets of $82.8 million are included in the pro forma adjustments and amortized on an accelerated method over ten years. Indefinite lived intangible assets totaling $15 million are included in the pro forma adjustments and are not subject to amortization. The purchase price will be based on the fair value per share of FirstSun common stock at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in the fair value per share of FirstSun common stock would result in a corresponding purchase price adjustment of approximately $29.5 million.

The preliminary purchase price allocation is as follows:

($ in thousands, except per share amounts)
Pro Forma Purchase Price
Equity consideration:
HomeStreet shares outstanding as of December 31, 2023 (1)	19,419,176
Exchange ratio	0.4345
FirstSun shares issued	8,437,632
Last reported sale price of FSUN common stock on March 5, 2024	$35.00
Total consideration to be paid (transaction value)		$295,317
HomeStreet Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents		$215,664
Investment securities		1,278,268
Loans held-for-sale		19,637
Loans		6,921,416
Mortgage servicing rights		109,366
Premises and equipment		48,582
Other intangible assets		97,800
Other assets		393,593
Total assets acquired		9,084,326
Liabilities assumed:
Deposits		6,761,000
Borrowings		1,881,452
Other liabilities		120,919
Total liabilities assumed		8,763,371
Net assets acquired		320,955
Preliminary pro forma bargain purchase gain		$(25,638)
(1) Includes unvested common stock equivalents of HomeStreet.
Note 3 – Pro Forma Adjustments
The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 23% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
(A)Adjustment to reflect contractually obligated pre-tax merger costs.
(B)Adjustment to investment securities reflects estimated sales from HomeStreet's available-for-sale securities portfolio at the date of closing.
(C)Adjustment to loans reflects the estimated non-credit fair value mark on the portfolio of $420.0 million and credit fair value mark related to non-PCD loans of $12.2 million, based on estimates of expected cash flows.

(D)Adjustment to allowance for credit losses (ACL) reflects the elimination of HomeStreet's existing ACL and the allocation to ACL for the estimated credit component of the loan portfolio fair value assessment for PCD loans of $69.3 million and non-PCD loans of $12.2 million.
(E)Adjustment to record the fair value mark for mortgage servicing rights related to multifamily and SBA loans serviced.
(F)Adjustment to premises and equipment to reflect estimated fair value mark of acquired premises and equipment.
(G)Adjustment to other intangible assets reflects the elimination of HomeStreet's existing intangible assets and to record estimated core deposit intangible assets associated with the merger of $82.8 million, based on a value of 2.3% of HomeStreet's non-time customer deposits, and to record the estimated fair value of HomeStreet's Fannie Mae DUS license of $15 million. Core deposit intangible assets recorded as a result of the merger are expected to be amortized on an accelerated basis over a period of 10 years while the Fannie Mae DUS license is determined to be an indefinite lived asset.
(H)Adjustment to record the net deferred tax assets of $64.6 million resulting from the fair value accounting adjustments to the balance sheet, record the deferred tax asset of $2.4 million resulting from contractually obligated merger costs, and to record the deferred tax asset of $2.8 million resulting from the non-PCD loan provision for credit losses recorded immediately following the consummation of the merger.
(I)Adjustment to record the tax benefit resulting from the write-off of fair value discounts associated with certain HomeStreet wholesale borrowing payoffs.
(J)Adjustment to reflect the estimated fair value mark of term based deposit liabilities.
(K)Adjustment to reflect the estimated fair value marks of term based FHLB and senior debt borrowings of $15.2 million, term based trust preferred securities of $11.4 million, and term based subordinated debt of $61.7 million.
(L)Adjustment to reflect the payoffs of certain HomeStreet wholesale borrowings from the investment security sale proceeds and from the proceeds from the new equity capital raise.
(M)Adjustment to eliminate HomeStreet's common stock and record the issuance at $0.0001 par value to HomeStreet's stockholders of 8,437,632 shares of FirstSun common stock.
(N)Adjustment to record the issuance of 5,384,613 shares of FirstSun common stock at $0.0001 par value related to the new equity capital raise.
(O)Adjustment to record the equity consideration paid to HomeStreet shareholders of $295.3 million, via the exchange of common shares, which includes HomeStreet restricted share units and performance share units converted to shares of FirstSun common stock.
(P)Adjustment to record additional paid-in capital related to the issuance of 5,384,613 common shares to new common equity capital investors at $32.50 per common share or $174.5 million net of issuance costs.
(Q)Adjustment to eliminate HomeStreet's retained earnings, record the preliminary bargain purchase gain of $25.6 million, record contractually obligated after-tax merger costs of $12.2 million, and record after-tax provision for credit losses of $9.4 million on non-PCD loans recorded immediately following the consummation of the merger.
(R)Adjustment to record the estimated after-tax impact from the write-off of fair value discounts associated with certain HomeStreet wholesale borrowings payoffs.

(S)Adjustment to eliminate HomeStreet's accumulated other comprehensive loss, net.
(T)Adjustment to record loan discount accretion of the estimated fair value mark over an estimated five year life, based on the expected average life of the portfolio.
(U)Adjustment to record investment securities discount accretion of the estimated fair value mark over an estimated six year life, based on the expected average life of the portfolio.
(V)Adjustment to reverse interest on securities not earned due to the pro forma sale of certain HomeStreet available-for-sale securities on January 1, 2023.
(W)Adjustment to record deposits discount accretion of the estimated fair value mark over an estimated one year life, based on the expected average life of the portfolio.
(X)Adjustment to record borrowings discount accretion of the estimated fair value mark over the remaining contractual maturity of the underlying instruments stated term, which range from approximately two years to twelve years. The majority of discount accretion will be recognized over the next eight years.
(Y)Adjustment to reverse interest expense on borrowings not incurred due to the pro forma payoffs of certain HomeStreet wholesale borrowings on January 1, 2023.
(Z)Provision for credit losses for estimated lifetime credit losses for non-PCD loans to be recorded immediately following the consummation of the merger.
(AA)Adjustment to record MSR - multifamily and SBA loan premium amortization of the estimated fair value mark over an estimated five year life, based on the expected average life of the portfolio.
(AB)Adjustments to reverse historical HomeStreet core deposit intangible amortization of $2.9 million and stock compensation expense of $3.4 million, and to record estimated amortization of the core deposits intangible asset associated with the merger of $15 million, amortized on an accelerated basis over a period of ten years, and record estimated FirstSun stock compensation expense of $5 million for stock awards tied to the merger, reflecting one year of a three year graded vesting schedule.
(AC)Bargain purchase gain is non-recurring and represents the excess of the fair value of net asset acquired over the transaction consideration paid.
(AD)Recognize the tax impact of pro forma transaction related adjustments at 23%, excluding the bargain purchase gain, which is not taxable.
(AE)Adjustments to eliminate weighted average shares of HomeStreet common stock outstanding and record shares of FirstSun common stock issued in the merger, calculated using the exchange ratio of 0.4345 shares of FirstSun common stock for each share of HomeStreet common stock. Weighted average basic and diluted shares also includes one of three years of graded vesting of restricted stock awards contingent upon the merger closing.
(AF)Adjustment to reflect the issuance of 5,384,613 common shares to new common equity capital investors at $32.50 per common share or $174.5 million net of issuance costs. Weighted average diluted shares also includes net shares issued for the intrinsic value of the warrants utilizing a FSUN stock price of $35.00 as compared to the warrants strike price of $32.50.
Note 4 – Merger Integration Costs
Total merger and integration costs are estimated to be approximately $86.8 million on a pre-tax basis, with contractually obligated pre-tax merger costs of $14.6 million ($12.2 million net of tax) due at closing. Contractually obligated merger costs are reflected in the pro forma condensed combined balance sheet as part of the pro forma adjustments discussed in Note 3. Merger and integration related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of operations as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies actually been combined during the periods presented.